CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
STATESIDE FUNDINGS, INC.

Pursuant to Section 242 of the
General Corporation Law of the State of Delaware

        STATESIDE FUNDINGS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

FIRST:	That at a meeting of the Board of Directors of the Corporation a resolution was duly adopted setting forth a proposed amendment to the Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The resolution setting forth to proposed amendment is as follows:

RESOLVED,	that the introductory paragraph of Article First of the Certificate of Incorporation be deleted in its entirely and replaced with the following subject to the written consent of all of the outstanding stock of the Corporation (the “Charter Amendment”), such Charter Amendment to become effective upon the filing of the same with the Secretary of State of the State of Delaware:

FIRST:	The name of the corporation shall be: Relocate411.com, Inc.

SECOND:	That thereafter, pursuant to the Corporation’s Bylaws and pursuant to resolution of its Board of Directors, the holders of stock representing a majority of the votes entitled to be cast with respect thereto voted in favor of the charter Amendment.

THIRD:	That said Charter Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, STATESIDE FUNDINGS, INC. has caused this Certificate to be signed by Nachum Blumenfrucht, its President, on this 26 day of January, 2000.

By: /s/ Nachum Blumenfrucht NACHUM BLUMENFRUCHT President